Exhibit h.(i).d

THIRD AMENDMENT TO

AMENDED AND RESTATED TRANSFER AGENCY AND SERVICE AGREEMENT

This THIRD AMENDMENT to that certain Amended and Restated Transfer Agency Agreement (the “Agreement”), dated 1st day of November, 2017, by and among The Hartford Mutual Funds, Inc. and The Hartford Mutual Funds II, Inc. (collectively, the “Funds”), each, a Maryland corporation having its principal office and place of business at 690 Lee Road, Wayne, PA 19087, and Hartford Administrative Services Company (“HASCO”), a Minnesota corporation and a wholly subsidiary of Hartford Funds Management Group, Inc., a Delaware corporation, each of which has its principal office and place of business at 690 Lee Road, Wayne, PA 19087, is made effective as of March 1, 2019 (the “Third Amendment”).

WHEREAS, the Funds, on behalf of each of their respective series, and HASCO are parties to the Agreement pursuant to which the Funds appointed HASCO as transfer agent, dividend disbursing agent and agent with respect to other services;

WHEREAS, Section 12 of the Agreement provides that the Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Funds’ Boards of Directors;

WHEREAS, the Funds and HASCO wish to amend the Agreement in order to implement certain changes in the fee structure and include other changes, as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Schedule C is deleted in its entirety and is replaced with Schedule C as attached hereto.

2.	The effective date of this Third Amendment is March 1, 2019; however, the increase in the Specified Amount for Class Y from 0.060% (6 bps) to 0.1100% (11 bps) shall become effective on May 1, 2019.

3.	This Third Amendment shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

4.	This Third Amendment may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

The Hartford MUTUAL FundS, Inc.
Severally, on behalf of their respective Series of
Shares,

BY:	/s/ Thomas R. Phillips
Name:	Thomas R. Phillips
Title:	Vice President and Secretary

The Hartford MUTUAL FundS II, Inc.
Severally, on behalf of their respective Series of
Shares,

BY:	/s/ Thomas R. Phillips
Name:	Thomas R. Phillips
Title:	Vice President and Secretary

HARTFORD ADMINISTRATIVE SERVICES COMPANY

BY:	/s/ Gregory A. Frost
Name:	Gregory A. Frost
Title:	Chief Financial Officer

SCHEDULE C

SPECIFIED AMOUNT OF Transfer Agency Fee by Share Class

This Schedule C, as may be amended from time to time, is incorporated into that certain Amended and Restated Transfer Agency and Service Agreement, dated November 1, 2017, by and between the Funds and HASCO (as defined in the Agreement). Capitalized terms used but not defined on this Schedule C have the meanings given to such terms in the Agreement.

For purposes calculating the TA Fee, as defined under Section 5 on Schedule B, the following amounts shall equal the Specified Amount, as defined under Section 5.b on Schedule B:

1.	Subject to the provisions of Section 2, Section 3, and Section 4 below, the Specified Amount by Share Class is equal to:

Share Class	Percentage of Average Daily Net Assets
Class A:	0.250% (25 bps)
Class C:	0.250% (25 bps)
Class I:	0.200% (20 bps)
Class Y:	0.060% (6 bps) (effective through April 30, 2019)
Class Y:	0.110% (11 bps) (effective on May 1, 2019)
Class F:	0.004% (0.4 bps)
Class SDR:	0.004% (0.4 bps)
Class T:	0.250% (25 bps)[1]
Class R3:	0.220% (22 bps)
Class R4:	0.170% (17 bps)
Class R5:	0.120% (12 bps)
Class R6:	0.004% (0.4 bps)

2.	For the period March 1, 2019 through February 29, 2020, the Specified Amount for The Hartford MidCap Fund Class I is equal to 0.120% (12 bps) of average daily net assets.

3.	Effective March 1, 2019, the Specified Amount for Hartford International Equity Fund Class Y is equal to 0.110% (11 bps) of average daily net assets.

4.	For the period March 1, 2019, through February 29, 2020, HASCO has agreed to waive its TA Fee to the extent necessary to ensure that the Class Y TA Fee payable by a Fund listed in Table 1 below does not exceed the amount specified in Table 1 (the “Class Y TA Fee Cap”). The terms of the Class Y TA Fee Cap is contractually binding on HASCO and any portion of the Class Y TA Fee waived by HASCO as a result of the Class Y TA Fee Cap shall not be subject to any recoupment by HASCO. The terms of the Class Y TA Fee Cap contractual arrangement may be amended only by mutual written agreement between the Funds (upon the approval of the Board) and HASCO.

[1]	As of March 1, 2019, the date of the effective date of the Third Amendment to the Agreement, the Funds do not offer Class T shares. The reference to Class T shares on this Schedule C is merely for future reference in case the Funds commence a public offering of Class T shares.

5.	For the avoidance of doubt, for the period March 1, 2019, through February 29, 2020, the Class Y TA Fee payable by a Fund listed on Table 1 below shall equal to the lesser of: (i) the Invoice Amount (as that term is defined on Schedule B to the Agreement); (ii) the Specified Amount listed in Section 1 above; or (iii) the Class Y TA Fee Cap listed on Table 1 below.

Table 1: Class Y TA Cap
Fund	Class Y TA Fee Shall Not Exceed the Annual Rate of:
The Hartford Balanced Fund	0.060% (6 bps)
The Hartford Balanced Income Fund	0.100% (10 bps)
The Hartford Capital Appreciation Fund	0.040% (4 bps)
Hartford Core Equity Fund	0.060% (6 bps)
The Hartford Dividend and Growth Fund	0.050% (5 bps)
The Hartford Equity Income Fund	0.050% (5 bps)
The Hartford Floating Rate Fund	0.080% (8 bps)
The Hartford Growth Opportunities Fund	0.050% (5 bps)
The Hartford Healthcare Fund	0.060% (6 bps)
The Hartford International Opportunities Fund	0.050% (5 bps)
The Hartford International Value Fund	0.060% (6 bps)
Hartford Schroders International Multi-Cap Value Fund	0.050% (5 bps)
The Hartford MidCap Fund	0.040% (4 bps)
The Hartford MidCap Value Fund	0.050% (5 bps)
Hartford Schroders US MidCap Opportunities Fund[1]	0.070% (7 bps)
The Hartford Small Cap Growth Fund	0.040% (4 bps)
The Hartford World Bond Fund	0.070% (7 bps)

[2]	Reflects the Fund’s name effective May 1, 2019. Prior to that date, the name of the Fund is/was Hartford Schroders U.S. Small/Mid Cap Opportunities Fund.

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